UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2015

Innospec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13879	98-0181725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8310 South Valley Highway, Suite 350, Englewood, Colorado		CO 80112
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(303) 792 5554

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On June 5, 2015, Innospec Inc. entered into an agreement to divest its Aroma Chemical business by selling its subsidiary, Innospec Widnes Limited to Emerald Kalama Chemical, LLC, an affiliate of Emerald Performance Materials, LLC. The total consideration will be approximately $40.5million, less any assumed debt of the Aroma Chemical business and transaction expenses, subject to a potential net working capital adjustment. In 2015 the Aroma Chemicals business was forecast to generate sales revenues of $50.2 million, and EBITDA of $7.8 million.
The Agreement contains customary covenants of Innospec, such as not competing with the Aroma Chemicals business for three years following closing, or five years in respect of the top three products, and not soliciting employees nor interfering with customers or supplier relationships for two years following closing.

The sale, which is currently expected to close no later than July 31, 2015, is subject to certain closing conditions, including, among others, confirmation that the sale has been cleared under all relevant national merger control rules and anti-trust legislation in Germany.

The press release announcing the sale of Innospec’s Aroma Chemicals business is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innospec Inc.

June 8, 2015	By:	David E. Williams

Name: David E. Williams
Title: VP, General Counsel, CCO and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 8, 2015